NEWS RELEASE

ProAssurance Earns Ward’s 50 Recognition for a Third Consecutive Year

BIRMINGHAM, AL — PRNewswire — July 9, 2009 — For the third straight year, ProAssurance Corporation (NYSE:PRA) has been recognized by The Ward Group as one of the 50 top performing property/casualty insurance companies in America.

The Ward Group identified the best performing property-casualty insurance companies in America by analyzing the financial performance of more than 3,000 insurance companies during the years 2004 to 2008. Companies that pass Ward’s rigorous safety and consistency screening process were then reviewed for superior financial results, with the top performers being named to the prestigious Ward’s 50.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “The honor of a third straight Ward’s 50 award is a powerful recognition of the importance we place on taking a long-term approach to protecting our policyholders, and achieving the kinds of results that create shareholder value. This performance is another reason that ProAssurance has been able to build financial strength during a period of financial upheaval that is unparalleled in modern times.”

Jeff Rieder, the President of Ward Group, reiterated Starnes’ thoughts on financial strength and long-term protection in an unstable financial environment. He said, “In selecting the Ward’s 50, we identify companies that pass financial stability requirements and measure their ability to grow while maintaining strong capital positions and underwriting results.”

Ward’s notes the superior performance of the companies selected for their list. Among the groups’ achievements are a combined ratio that is seven points lower than the property casualty industry on average over the past five years, and a net surplus growth that is twice the industry average for that period.

The Ward Group also says their research consistently finds top performing companies operate with fewer resources without deteriorating the customer experience. Mr. Starnes echoed that, saying, “We understand that financial security is the cornerstone, but not the only building block, in establishing a long lasting relationship with each of our insureds. That’s why we offer a customer-first approach to underwriting, claims handling and risk management that truly sets us apart and makes us the first choice for thousands of policyholders and top agents.”

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance and is growing its legal professional liability business. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. The ProAssurance Group is rated “A” (Excellent) by A.M. Best and ProAssurance is rated “A” by Fitch Ratings.

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